Exhibit 99.1

Clean Energy appoints Bart Frabotta as Chief Operating Officer

Newport Beach, Calif. – June 23, 2026 — Clean Energy Fuels Corp. (NASDAQ: CLNE), the country’s leading provider of renewable natural gas (RNG) for the transportation market, today announced the appointment of Bart Frabotta as Chief Operating Officer (COO). Frabotta will oversee Clean Energy’s operations division and will also become one of the company’s named executive officers.

Frabotta joined Clean Energy in 2010 and has served as Group Vice President of Operations since 2021. He has over 20 years of leadership experience in energy infrastructure, construction, operations, technology, and industrial services.

Stepping into the role as COO, he will lead company-wide operational functions, including station operations, RNG and liquefied natural gas (LNG) production, engineering and construction, field services, supply chain, EHS, IT, and AI initiatives. He will also oversee key business transformation programs.

“Since joining Clean Energy, Bart has been tasked with more and more responsibilities and has always overperformed,” said Clay Corbus, President and CEO of Clean Energy. “His leadership has driven meaningful change in reliability, efficiency, and cost structure across our station network. I will look to Bart to take the lead in two of my top priorities – becoming a technology-forward company implementing all the advantages AI has to offer, and making Clean Energy a low-cost company while still accelerating growth.”

“Taking on the role of COO at such an important time for Clean Energy and the broader alternative fuels industry is both an honor and a tremendous opportunity,” said Frabotta. “We have an incredibly talented team across the organization, and I’m excited to continue working alongside them to enhance our capabilities, deliver reliable solutions, and help drive our company into its next phase of growth.”

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived by capturing methane from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada as well as RNG production facilities at dairy farms. Visit www.cleanenergyfuels.com and follow @ce_renewables on X and LinkedIn.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks, uncertainties and assumptions, including without limitation statements about the appointment of Bart Frabotta as Clean Energy’s Chief Operating Officer, and plans, beliefs, and expectations related thereto. The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, Clean Energy undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents Clean Energy files with the SEC (available at www.sec.gov) contain risk factors, which may cause actual results to differ materially from the forward-looking statements contained in this news release.

Clean Energy media contact:
Kimberly Fleer
1-949-437-1447
kimberly.fleer@cleanenergyfuels.com

Clean Energy investor contact:
Thomas Driscoll
1-949-437-1191
thomas.driscoll@cleanenergyfuels.com